EXHIBIT 10.2
RELIANCE STANDARD LIFE INSURANCE COMPANY
AMENDED AND RESTATED
MANAGEMENT INCENTIVE COMPENSATION PLAN

ARTICLE I — INTRODUCTION, OBJECTIVES AND DURATION
1.1 INTRODUCTION. Reliance Standard Life Insurance Company (“RSL” or the “Company”) hereby amends and restates its existing plan known as the RSL Management Incentive Compensation Plan (as so amended and restated, the “Plan”), to read in the form set forth herein.
The Plan permits the payment of annual awards, based on the achievement of certain pre-established goals, in cash, stock options or a combination thereof.
The RSL Management Incentive Compensation Plan became effective as of January 1, 2001 and shall remain in effect as provided in Section 1.3 hereof. The first Performance Period (as defined in Section 2.12 hereof) was calendar year 2001.
1.2 PLAN OBJECTIVE. To promote profitable growth of the Company by providing eligible employees with incentive based compensation, so as to permit RSL to attract and retain employees of the highest caliber who will demonstrate outstanding performance and will assist in the achievement of overall objectives.
1.3 DURATION. The Plan shall remain in effect unless and until terminated by the Committee or the Board of Directors; however, each of the Exhibits to the Plan must be separately approved by the Commitee for each Performance Period.
ARTICLE II — DEFINITIONS
The following terms will have the definitions set forth below:
2.1 “ACHIEVEMENT PERCENTAGE” means the percentage amount as determined by the Chairman of the Board of RSL pursuant to Exhibit D hereof, as in effect for the applicable Performance Period.
2.2 “AWARD” means an award under the Plan of cash, stock options or any combination thereof in respect of an Incentive Bonus.
2.3 “BASE SALARY” means the employee’s annual base salary on the date on which the applicable Performance Period commences.
2.4 “BOARD” or “BOARD OF DIRECTORS” means Board of Directors of the Company.
2.5 “COMMITTEE” means, as specified in Article 3 herein, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.
2.6 “COMPANY” means Reliance Standard Life Insurance Company, an Illinois corporation, and any successor thereto.

2.7 “DELPHI COMMITTEE” means the Stock Option and Compensation Committee of the Board of Directors of the Company’s indirect parent, Delphi Financial Group, Inc., or any other committee of such board as may in the future perform functions similar to those of such committee.
2.8 “INCENTIVE BONUS” means the bonus and calculation thereof for the applicable Performance Period as described in Exhibit B hereof, as in effect for such Performance Period.
2.9 “MEASURING OBJECTIVE” shall, with respect to a Performance Period, have the meaning ascribed to such term in Exhibit C hereof, as in effect for such Performance Period.
2.10 “PARTICIPANT” means, with respect to each Performance Period, an employee of the Company designated as a Participant in this Plan for such period pursuant to the provisions of the Plan.
2.11 “PARTICIPATION PERCENTAGE” is, as to each Participant with respect to a Performance Period, a percentage determined on a discretionary basis by such Participant’s manager based on the manager’s assessment of the Participant’s performance during such Performance Period, subject to the further approvals of the Company senior officer responsible for such Participant’s department and the President of RSL.
2.12 “PERFORMANCE PERIOD” means a calendar year or such other fiscal year or partial year performance period as is established by the Committee.
ARTICLE III — ADMINISTRATION
3.1 ADMINISTRATION. The Plan will be administered by the Committee. Except as limited by law and subject to the provisions hereof, the Committee shall have the authority to adopt procedures for the administration of the Plan and to take any and all action necessary to implement such procedures.
The Committee shall have full authority to designate Participants under the Plan, determine the amounts and forms of Awards, determine the terms and conditions of Awards in a manner consistent with the Plan, construe and interpret the Plan and any agreement or instrument entered into under the Plan, make factual determinations and establish, amend, or waive rules and regulations for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee has provided for limited delegations of its authority as to certain matters, as provided herein.
3.2 DECISIONS BINDING. All determinations and decisions made by the Committee or other authorized persons pursuant to the provisions of the Plan (a) shall be final, conclusive and binding on all persons, including the Company, its employees, Participants, and their heirs, estates and beneficiaries, (b) shall be in the sole discretion of the Committee, and (c) need not be uniform as to similarly situated individuals.

3.3 DELPHI COMMITTEE. Notwithstanding anything contained in the Plan to the contrary, it is confirmed and understood that any action proposed to be taken by the Committee, the Chairman of the Board of RSL, the President of RSL or the Board of Directors under the Plan, insofar as it relates, generally or specifically, to a Participant whose compensation is subject to the review and approval of the Delphi Committee, or which relates to the granting of any Delphi stock option, shall, in addition to any approvals otherwise required under the Plan, be subject in all respects to the review and approval of the Delphi Committee. It is hereby confirmed that, as of the date of the Plan, such employees consist of the President and Chief Executive Officer and Vice President and Treasurer of the Company. In the event of any conflict between this Section 3.3 and any other provision of the Plan or any Exhibit hereto, this Section 3.3 will prevail.
ARTICLE IV — INCENTIVE PARTICIPATION
4.1 ELIGIBILITY, PARTICIPANTS AND PERFORMANCE PERIOD. Eligibility to participate in the Plan for a Performance Period is restricted to the Participants identified in Exhibits A-1 and A-2, as adopted by the Committee in its sole discretion for such Performance Period.
4.2 MAXIMUM PARTICIPATION. Maximum Participation Percentages relating to each Participant’s Base Salary shall be established by the Committee in its sole discretion for each Performance Period.
4.3 FORM OF AWARDS. Awards may be paid in cash, Delphi stock options or any combination thereof, as determined by the Committee in its sole discretion or, to the extent expressly authorized and directed by the Committee, by each Award recipient. Notwithstanding the foregoing, any stock option grant shall be subject in all respects to, and shall become effective only upon, the approval of such option grant by the Delphi Committee under the applicable Delphi stock plan, in such committee’s sole discretion.
4.4 DISTRIBUTION. After the close of each Performance Period the actual Participation Percentage and Incentive Bonus, if any, will be determined for each Participant in the Plan for such Performance Period. Awards for a Performance Period, if any, will be paid promptly upon the receipt of confirmation from the independent auditor for Delphi and the Company that its GAAP audit relating to such Performance Period is substantially complete, which will generally occur at the regular first quarter meeting of the Audit Committee of the Board of Directors of Delphi. Each Participant for a Performance Period will be notified of his or her Award under the Plan, if any, for such Performance Period.
4.5 PARTIAL AWARDS. An employee hired or promoted by the Company during a Performance Period may, if so determined by the Committee or the President of RSL, be designated as a Participant for such Performance Period on such terms as the Committee as may determine in its sole discretion.

4.6 TERMINATION OF EMPLOYMENT, DISABILITY. Except as provided below, a Participant must be employed by the Company at the close of a Performance Period in order to participate in and receive an Award for such Performance Period. If a Participant’s employment is terminated during the Performance Period for any reason other than termination by RSL for cause, as determined by the Committee or the President of RSL, such Participant may participate in the Plan for such Performance Period only to the extent, if any, deemed appropriate by the Committee or the President of RSL. If a Participant’s employment is terminated for cause, as determined by the Committee or the President of RSL, whether during or after the close of the Performance Period, such Participant shall have no right to receive any Award for such Performance Period.
If a Participant terminates employment (other than due to death, disability, or retirement) after the close of a Performance Period but prior to the date for actual payment of an Award under this Plan, the President of RSL will determine the extent (if any) of any payment of an Award to such Participant for such Performance Period.
ARTICLE V — EXHIBITS, CALCULATIONS, AND CHANGES
5.1 PERFORMANCE CRITERIA AND CALCULATIONS. The Exhibits for a Performance Period relating to Participants, Incentive Bonus Calculation, Measuring Objectives and Achievement Percentage, must be approved by the Committee with respect to each Performance Period. The Award for each Participant with respect to a Performance Period, if any, shall be calculated in accordance with Exhibit B (Incentive Bonus Calculation).
5.2 CHANGES. The Measuring Objective for a Performance Period may be changed by the Committee or the Board of Directors where deemed appropriate, in its sole discretion, to reflect a change in circumstances, operating strategy or otherwise. The Committee may, in its sole discretion, (a) modify, reduce or eliminate the Award otherwise payable to any Participant and (b) grant Awards to Participants in such amounts and on such terms as the Committee determines in its sole discretion.
ARTICLE VI — DEFERRALS
A Participant may defer his or her Award to the extent permitted pursuant to any rules and procedures for such deferrals established by the Committee or pursuant to the terms of any qualified or non-qualified Company deferred compensation plans as may be in effect from time to time.
ARTICLE VII — RIGHTS OF EMPLOYEES
7.1 NOT A CONTRACT. This Plan does not constitute a contract between RSL and any Participant, and no Participant shall have any legal rights by reason of the existence of this Plan. No right, benefit or Award under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. If any Participant hereunder should become bankrupt or attempt to participate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right, benefit or Award shall, at the discretion of the Committee or the Board of Directors, cease and terminate. RSL may offset any claim it has against a Participant against any amount to which such Participant may otherwise be entitled hereunder, but rights hereunder shall not otherwise be subject to debts or liabilities of any Participant.
7.2 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company.
7.3 PARTICIPATION. No employee shall have the right to be selected as a Participant under this Plan for any Performance, or, having been so selected in any Performance Period, to be selected as a Participant for any future Performance Period.
ARTICLE VIII — AMENDMENT, MODIFICATION, AND TERMINATION
8.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Committee may at any time and from time to time, alter, amend, modify or terminate the Plan or any Exhibits thereto, in whole or in part.
8.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material respect any Award to which a Participant has become entitled under the Plan without the written consent of such Participant.
ARTICLE IX — WITHHOLDING
The Company shall deduct or withhold from Awards or other amounts payable to a Participant, or require the Participant to remit to the Company, an amount deemed by the Company to be sufficient to satisfy the related Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect thereto.
ARTICLE X — INDEMNIFICATION
Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to defend the same before he or she undertakes to defend it or his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE XI — SUCCESSORS
All obligations of the Company under the Plan with respect to Awards to which a Participant has become entitled hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.
ARTICLE XII — LEGAL CONSTRUCTION
12.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.
12.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remainder of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
12.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of stock and/or cash payouts under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
12.4 GOVERNING LAW. To the extent not preempted by federal law, the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.
In witness thereof, the Company has caused this Amended and Restated Management Incentive Compensation Plan to be executed by its duly authorized officer, effective February 8, 2007.

Reliance Standard Life Insurance Company

By:	/s/ LAWRENCE E. DAURELLE

Signature

Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

Date:	February 8, 2007